UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 15, 2005

The Advisory Board Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-33283	52-1468699
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2445 M Street, NW, Washington, District of Columbia		20037
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202-266-5600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

At our annual meeting of stockholders held on November 15, 2005, stockholders approved the Advisory Board Company 2005 Stock Incentive Plan (the "2005 Plan"). The 2005 Plan supersedes existing equity compensation plans and allows certain forms of stock-based compensation and performance-based cash bonuses to eligible employees, non-employee directors and external service providers who may be selected by the Compensation Committee of the Board of Directors or the Board of Directors itself. A total of 1,902,289 shares of our common stock may be issued pursuant to awards granted under the 2005 Plan. Each share issued under awards other than options or stock appreciation rights count against the number of shares available under the 2005 Plan as two (2) shares. Options may not be granted under the 2005 Plan with exercise prices lower than the market price of the underlying shares on the grant date, and options may not have a term exceeding seven (7) years. No awards may be granted under the 2005 Plan after November 15, 2015, except that any award granted before then may extend beyond that date. The foregoing description of 2005 Plan terms is qualified in its entirety by reference to the actual terms of the 2005 Plan, which is attached as Exhibit 10.1 to this report. For additional information about the 2005 Plan, refer to Proposal 2 on pages 7-16 of our proxy statement on Schedule 14A for our 2005 annual meeting of stockholders, as filed with the Securities and Exchange Commission on October 5, 2005, which is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

10.1 The Advisory Board Company 2005 Stock Incentive Plan, as adopted on November 15, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Advisory Board Company

November 17, 2005	By:	David L. Felsenthal

Name: David L. Felsenthal
Title: Chief Financial Officer, Secretary and Treasurer

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Exhibit Index

Exhibit No.	Description

10.1	The Advisory Board Company 2005 Stock Incentive Plan